RCM Technologies, Inc.
2500 McClellan Avenue
Pennsauken, NJ 08109
Tel: 856.356.4569
Fax: 856.356.4570
kevin.miller@rcmt.com
www.rcmt.com

Kevin D. Miller
Chief Financial Officer

May 6, 2024

VIA EDGAR TRANSMISSION

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attention: Rebekah Reed, Esq.

Re:    RCM Technologies, Inc.

Registration Statement on Form S-3

Filed March 29, 2024

Amended April 22, 2024

File No. 333-278376

Ladies and Gentlemen:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, RCM Technologies, Inc. (the “Company”) hereby requests acceleration of the effective date of its Registration Statement on Form S-3 (File No. 333-278376), so that such registration statement may become effective at 4:00 p.m. (Washington, D.C. time) on May 8, 2024, or as soon as practicable thereafter.

RCM TECHNOLOGIES, INC.

By:       /s/ Kevin D. Miller

                                                            Name: Kevin D. Miller

                                                            Title:    Chief Financial Officer